UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2024

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E
Austin, TX
(address of principal executive offices)
78759
(zip code)
866-432-6736
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO-WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Mr. Deep Shah

On February 7, 2024, Mr. Deep Shah notified E2open Parent Holdings, Inc. (the “Company”) that he was resigning from the Board of Directors (the “Board”) and all committees effective immediately in order to balance his professional commitments. Mr. Shah’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

On February 8, 2024, the Board formally resolved to decrease the size of the Board to eight members. Francisco Partners, who had appointed Mr. Deep Shah to the Board pursuant to its rights under the Amended and Restated Investor Rights Agreement, dated as of September 1, 2021 (the “IRA”), has not waived its rights under the IRA and could elect to appoint a new director to the Board in the future. Should Francisco Partners elect to exercise its director appointment rights in the future pursuant to the IRA, the Board would act to expand the Board and appoint such director at that time. Francisco Partners, which remains a significant stockholder of the Company, continues to be supportive of the efforts of management and the Board of Directors to continuously improve operations and maximize stockholder value.

SIGNATURE

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E2open Parent Holdings, Inc.

Date: February 9, 2024	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton
Executive Vice President and General Counsel